Exhibit 99.1

FOR IMMEDIATE RELEASE
(Photo Attached)
September 29, 2014

Media Contact: Laurel Allenbaugh     Investor Contact: Lee Ann Perry
Executive Vice President      VP, Shareholder Services
217-258-0610     217-258-0493
lallenbaugh@firstmid.com      lperry@firstmid.com

FIRST MID-ILLINOIS BANCSHARES, INC. MAKES ORGANIZATIONAL ANNOUNCEMENT

MATTOON, IL, - Joe Dively, Chairman, President and CEO of First Mid-Illinois Bancshares, Inc., recently announced organizational changes for the company. Paul Saegesser, Chief Executive Officer for First Mid Insurance Group has announced plans to retire later this year. Dively stated, “After 38 years with the agency, we wish Paul the very best in his retirement and thank him for his years of exceptional service to the Company.”

With the announcement of Saegesser’s retirement, Clay Dean will step into the role of Chief Executive Officer of First Mid Insurance Group, and will remain an Executive Committee member of First Mid-Illinois Bank and Trust. In his new position, Clay will oversee the operational, sales, customer service, and financial functions of the agency.

Clay joined First Mid in 2010 as Senior Vice President, Business Development and later moved into the role of Senior Vice President, Chief Deposit Services Officer. Prior to joining First Mid, Clay served as a Vice President at New Alliance Bank in New Haven, Connecticut where he acted as the Bank’s principal business development officer. He previously was with Beech Hill Advisors and Merrill Lynch, both in New York. He has also managed the family office of a Forbes 400 individual client in the U.S. and abroad. Clay obtained a bachelor’s degree from the University of Illinois and a master’s degree from Yale University. Clay has been very active in the community serving on the Board of Directors for The Mattoon Public Library and as a member of The Mattoon Kiwanis Club.

As a result of Clay’s move, Mandy Lewis has been appointed Senior Vice President, Retail Banking Officer for First Mid-Illinois Bank & Trust and will serve on the Executive Committee. In her new role, Mandy will be responsible for the overall management of Retail Deposit Services including: training and development, credit card and merchant services sales, bank security, and developing policies, procedures and objectives.

Mandy began her career with First Mid in 2001 and most recently served as Vice President, Director of Marketing. Mandy holds a bachelor’s degree from Eastern Illinois University and is a graduate of the ABA Bank Marketing and Management School. In 2013, Mandy received the First Mid Chairman’s Award for Excellence, having demonstrated a high level of commitment to First Mid-Illinois Bancshares. She was also a member of the Journal-Gazette’s 2011 Class of 20 Under 40, and has been recognized by the Illinois Business Journal as a Rising Star for career accomplishments. Mandy is active in the community serving on the Board of Directors for Big Brothers Big Sisters.

Dively, commented, “I am pleased that Clay and Mandy are stepping into these new roles. With Clay’s thorough knowledge of bank products, our investment offerings and general risk management, he will be a strong leader and contributor for the First Mid Insurance Group team. And, with Mandy’s strong familiarity of the First Mid markets, our team and products, she will make a strong leader for our retail staff as we continue to build a culture of exceptional customer service.”

About First Mid-Illinois Bancshares, Inc.:
First Mid-Illinois Bancshares, Inc., headquartered in Mattoon, Illinois, is the parent company of First Mid-Illinois Bank & Trust, N.A. (First Mid) and First Mid Insurance Group. First Mid was first chartered in 1865 and has since grown into a more than $1.5 billion community-focused organization that provides comprehensive banking, trust and wealth management services, and insurance services through a network of 37 banking centers in 25 Illinois communities. First Mid’s vision is to be the best financial institution in the region, where service is provided at a level above expectation, and to be recognized as such by customers, employees and the communities it serves. First Mid-Illinois Bancshares stock is traded on the NASDAQ under the symbol “FMBH”. More information about First Mid is available at www.firstmid.com.

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